Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - July 28, 2023) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2023.
2nd Quarter 2023 Summary

•Net sales of $583.5 million, a quarterly sales record, and a 26% increase compared to the second quarter of 2022
•Unit shipments of 12.9 million, a quarterly record, and a 21% increase compared to the second quarter of 2022
•Gross profit margin of 33.1%, an increase of 140 basis points from the first quarter of 2023
•Income from operations of $127.3 million, a 48% increase compared to the second quarter of 2022
•Net income of $109.2 million, an increase of 51% compared to the second quarter of 2022
•Earnings per diluted share of $0.47 for the quarter, an increase of 52% compared to the second quarter of 2022

    For the second quarter of 2023, the Company reported net sales of $583.5 million, compared to net sales of $463.4 million in the second quarter of 2022, a 26% quarter over quarter increase and a new quarterly sales record for the Company. For the second quarter of 2023, global light vehicle production in North America, Europe, Japan/Korea, and China increased approximately 18%, when compared to the second quarter of 2022. "So far, 2023 has proven to be the opposite of the last few years with year-to-date sales levels coming in higher than our beginning of the year forecast. As a result of the improvement in light-vehicle production, fewer supply chain challenges, and the continued strong demand for our products, this quarter resulted in an outperformance of 9% compared to our primary markets which include North America, Europe, Japan and Korea. The Company’s growth is being driven by penetration rates of our core electrochromic technology, continued growth in our Full Display Mirror product line, and adoption of other value-add features in the market," said President and CEO, Steve Downing.
For the second quarter of 2023, the gross margin was 33.1%, compared to a gross margin of 32.0% for the second quarter of 2022. The second quarter of 2023 gross margin increased on a quarter over quarter basis as a result of the significantly higher sales levels, manufacturing improvements, cost

Exhibit 99.1
recoveries from OEM’s, and improvements in freight related costs and product mix. Some of these improvements were partially offset by increased raw material and labor costs, as compared to the second quarter of 2022, but still resulted in a 110 basis point increase in gross margin on a year over year basis. When compared to the first quarter of 2023, the gross margin in the second quarter of 2023 increased from 31.7% to 33.1%, as a result of better overhead leverage from the higher sales levels, customer cost recoveries realized in the second quarter of 2023, and improvements in overtime costs, which helped offset certain incremental raw material cost increases that took effect in the first half of 2023. "Late last year we formulated our plan for margin recovery that we estimated would take until the end of 2024 to complete. So far, I am very pleased with our progress and believe we are well on our way to accomplishing the goal of achieving a gross margin of 35-36% by the end of next year,” commented Downing.
     Operating expenses during the second quarter of 2023 increased by 5% to $65.8 million, compared to operating expenses of $62.6 million in the second quarter of 2022. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees, which were partially offset by lower outbound freight expenses. “Our operating expenses started to ramp as expected during the second quarter and will continue to build throughout the rest of the calendar year as we add resources focused on new product research and development, new business awards, and VA/VE initiatives for cost optimization of our bill of materials,” said Downing.
    Income from operations for the second quarter of 2023 was $127.3 million, a 48% increase when compared to income from operations of $85.8 million for the second quarter of 2022.
During the second quarter of 2023, the Company had an effective tax rate of 15.1%, which was primarily driven by the benefit of the foreign derived intangible income deduction.
Net income for the second quarter of 2023 was $109.2 million, compared to net income of $72.4 million for the second quarter of 2022, which represents a 51% increase. The increase in net income was primarily the result of the quarter over quarter increases in net sales and operating profits.
Earnings per diluted share for the second quarter of 2023 were $0.47, a 52% increase when compared to earnings per diluted share of $0.31 for the second quarter of 2022.

Exhibit 99.1
    Automotive net sales in the second quarter of 2023 were $574.1 million, a 27% increase when compared with $452.9 million in the second quarter of 2022. Auto-dimming mirror unit shipments increased 21% during the second quarter of 2023, compared to the second quarter of 2022.
    Other net sales in the second quarter of 2023, which includes dimmable aircraft windows and fire protection products, were $9.4 million, compared to other net sales of $10.5 million in the second quarter of 2022. Fire protection sales decreased by $3.6 million for the second quarter of 2023, compared to the second quarter of 2022. Dimmable aircraft window sales increased by $2.5 million for the second quarter of 2023, compared to the second quarter of 2022.
Share Repurchases
During the second quarter of 2023, the Company repurchased 0.9 million shares of its common stock at an average price of $27.28 per share. As of June 30, 2023, the Company has approximately 18.8 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the third quarter of 2023, and full years 2023 and 2024, are based on the mid-July 2023 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to decrease 3% for the third quarter of 2023, as compared to light vehicle production for the third quarter of 2022. For calendar year 2023, light vehicle production in these markets is forecasted to increase 6%, when compared to calendar year 2022. Third quarter 2023 and calendar years 2023 and

Exhibit 99.1
2024 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-July light vehicle production forecast)
(in Millions)
Region	Q3 2023	Q3 2022	% Change	Calendar Year 2024	Calendar Year 2023	Calendar Year 2022	2024 vs 2023 % Change	2023 vs 2022 % Change
North America	3.92	3.65	7%	15.84	15.47	14.30	2%	8%
Europe	3.84	3.63	6%	17.27	17.44	15.83	(1)%	10%
Japan and Korea	2.99	2.82	6%	11.60	12.37	11.14	(6)%	11%
China	6.27	7.39	(15)%	28.09	26.55	26.40	6%	1%
Total Light Vehicle Production	17.02	17.49	(3)%	72.80	71.83	67.67	1%	6%

Based on this light vehicle production forecast, the Company is updating certain previously provided guidance estimates for calendar year 2023 as shown in the table below.

2023 Guidance
Item	Original Guidance	Updated Guidance 7/28//23
Revenue	Approximately $2.2 billion	$2.2 - 2.3 billion
Gross Margin	32% - 33%	32.5% - 33%
Operating Expenses	$260 - $270 million	No change
Tax Rate	15% - 17%	15% - 16%
Capital Expenditures	$200 - $225 million	No change
Depreciation & Amortization	$100 - $110 million	No change

Additionally, based on the Company’s current forecasts for light vehicle production for calendar year 2024, which is currently estimated to increase by 1% as compared to 2023, the Company at this time expects calendar year 2024 revenue of approximately $2.45 - $2.55 billion.
"The second quarter of 2023 produced revenue levels that were both record setting and better than our initial expectations. Additionally, the Company continued to make progress on our path toward improved profitability and we are now executing our next wave of cost improvement initiatives that are necessary for us to accomplish our goal of reaching the 35-36% gross margin range by the end of 2024. While the remainder of 2023 and 2024 have the potential to be impacted by industry challenges and macro-economic issues, we remain optimistic about our product portfolio, our growth estimates, and our ability to control costs. These factors should come together over the next 18 months to produce record revenue and profitability for the Company,” concluded Downing

Exhibit 99.1
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; and the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to

Exhibit 99.1
place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of July 14, 2023 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    The Company will host a conference call related to this news release and it will simulcast beginning at 9:30 a.m. ET, July 28, 2023. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BIba3a85f94da3458b983c83b803f9ad35 to receive the dial-in numbers and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/fwvmzen9. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
North American Interior Mirrors	2,399	2,127	13%	4,825	4,288	13%
North American Exterior Mirrors	1,800	1,468	23%	3,419	2,929	17%
Total North American Mirror Units	4,199	3,595	17%	8,244	7,217	14%
International Interior Mirrors	5,620	4,909	14%	11,391	9,996	14%
International Exterior Mirrors	3,102	2,188	42%	6,003	4,482	34%
Total International Mirror Units	8,722	7,097	23%	17,394	14,477	20%
Total Interior Mirrors	8,019	7,036	14%	16,216	14,284	14%
Total Exterior Mirrors	4,902	3,656	34%	9,422	7,411	27%
Total Auto-Dimming Mirror Units	12,921	10,692	21%	25,638	21,695	18%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales	$583,472,846	$463,423,002	$1,134,234,157	$931,673,777

Cost of Goods Sold	390,389,807	315,055,988	766,413,887	622,894,804
Gross Profit	193,083,039	148,367,014	367,820,270	308,778,973

Engineering, Research & Development	37,973,790	32,857,419	72,627,537	64,832,406
Selling, General & Administrative	27,819,861	29,718,626	54,652,698	54,849,694
Operating Expenses	65,793,651	62,576,045	127,280,235	119,682,100

Income from Operations	127,289,388	85,790,969	240,540,035	189,096,873

Other Income	1,314,396	(982,985)	4,058,851	(993,479)
Income before Income Taxes	128,603,784	84,807,984	244,598,886	188,103,394

Provision for Income Taxes	19,448,381	12,403,581	37,865,222	28,170,366

Net Income	$109,155,403	$72,404,403	$206,733,664	$159,933,028

Earnings Per Share(1)
Basic	$0.47	$0.31	$0.88	$0.68
Diluted	$0.47	$0.31	$0.88	$0.68

Cash Dividends Declared per Share	$0.120	$0.120	$0.240	$0.240

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2023	December 31, 2022
ASSETS
Cash and Cash Equivalents	$237,665,601	$214,754,638
Restricted Cash	—	4,000,000
Short-Term Investments	20,172,297	23,007,385
Accounts Receivable, net	350,409,472	276,493,752
Inventories	390,026,268	404,360,270
Other Current Assets	27,032,788	26,036,331
Total Current Assets	1,025,306,426	948,652,376

Plant and Equipment - Net	596,694,337	550,033,036

Goodwill	313,647,268	313,807,494
Long-Term Investments	239,621,466	202,331,983
Intangible Assets, net	209,710,910	219,360,910
Patents and Other Assets, net	102,126,685	93,044,125
Total Other Assets	865,106,329	828,544,512

Total Assets	$2,487,107,092	$2,327,229,924

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$276,062,016	$250,552,752
Other Non-current Liabilities	15,095,750	10,884,351
Shareholders' Investment	2,195,949,326	2,065,792,821
Total Liabilities & Shareholders' Investment	$2,487,107,092	$2,327,229,924